SCHEDULE 14A
(RULE 14A-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box [X]

[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-
    6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant Rule 14a-11(c) or Rule 14a-12

BLAZE SOFTWARE, INC.
--------------------
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies: (2) Aggregate number of securities to which transaction applies: (3) Per unit price other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (4) Proposed maximum aggregate value of transactions: (5) Total fee paid.

[ ] Fee paid previously with preliminary materials. [ ] Check box of any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:  (2) Form, Schedule or Registration Statement No.:
(3)  Filing Party:  (4) Date Filed:

Blaze Software, Inc.
July 19, 2000/Page 2

Press Release

For more information, contact:
Gary Shroyer                                      the blueshirt group
Chief Financial Officer                           Alex Wellins, Jennifer Jarman
Blaze Software, Inc.                              (415) 217-7722
(408) 535-1757                                    jennifer@blueshirtgroup.com


FOR IMMEDIATE RELEASE
---------------------

      Blaze Software Reports Record Results for the First Fiscal Quarter

   Quarterly revenues of $7.2 million represent an increase of 118% over the prior year quarter

SAN JOSE, Calif. - July 19, 2000 - Blaze Software, Inc. (Nasdaq: BLZE) today announced record revenues for the first fiscal quarter ended June 30, 2000.

For the quarter ended June 30, 2000, the Company reported revenues of $7.2 million, an increase of 118% over revenues of $3.3 million for the quarter ended June 30, 1999. License revenues were $3.3 million and service and maintenance revenues were $3.9 million, or 46% and 54% of total revenues, respectively. Excluding the amortization of stock-based compensation, net loss from continuing operations for the quarter was $4.7 million, or $(0.21) per share, compared to a net loss from continuing operations of $1.8 million, or $(0.21) per share for the quarter ended June 30, 1999. The per share amount for the quarter ended June 30, 1999 is on a pro forma basis and reflects the conversion of all outstanding shares of preferred stock into shares of common stock. Including the amortization of stock-based compensation, net loss from continuing operations for the quarter ended June 30, 2000 was $9.0 million, or $(0.41) per share.

On June 20, 2000, Blaze Software entered into a definitive agreement to be acquired by Brokat AG (Frankfurt Neuer Markt: BRJ). Based on Brokat's closing price on the Neuer Markt on June 19, 2000, the acquisition of Blaze is valued at approximately US$560 million. The acquisition is subject to approval by Blaze stockholders and the satisfaction of regulatory requirements, the listing of Brokat American Depositary Shares on Nasdaq and other customary closing conditions. Brokat has also entered into a definitive agreement to acquire privately held GemStone Systems, Inc. Neither acquisition is conditioned on the completion of the other.

"This was a landmark quarter in our development," commented Thomas F. Kelly, Blaze Software's Chairman and Chief Executive Officer. "We achieved our ninth consecutive quarter of revenue growth as we continued to execute across our core objectives, adding a significant number of new customers and strategic partners, expanding our technology offering with the introduction of the Blaze Advisor Suite 3 and the new Blaze Advisor Innovator and steadily ramping our sales organization."

Mr. Kelly continued, "In addition, we are extremely excited by the potential synergies from the proposed combinations of Blaze and GemStone with Brokat. We believe this gives us the opportunity to greatly enhance Blaze Software's value proposition in the marketplace as part of a comprehensive e-services platform, which when leveraged in conjunction with the combined customer base and sales organization, would enable us to accelerate the penetration of a broader, global marketplace."

Balze Software, Inc.
July 19, 2000/Page 3


This press release contains forward-looking statements that relate to the proposed mergers of Blaze Software and GemStone with Brokat, including the synergies from the mergers, Blaze Software's value proposition in the marketplace, the combination of customer bases and sales forces, and penetration into the global marketplace. These forward-looking statements involve risks and uncertainties, and actual results may differ materially from expectations.
Blaze Software and Brokat may not realize any benefits from their proposed merger. Factors that could affect these forward-looking statements include the companies' ability to complete the merger, to successfully integrate their operations, technology and employees, and to retain their employees, customers and strategic alliances. The contemporaneous timing of Brokat's merger with GemStone adds to the complexity and difficulty of managing these factors. Additional information on these and other risks and uncertainties related to the forward-looking statements is included in the sections titled "Risks Related to the Merger Agreement, Completion of the Merger and the Consequences of the Merger" and "Factors that May Affect Future Results" in Blaze Software's annual report on Form 10-K, which is on file with the Securities and Exchange
Commission.   Reported results should not be considered as an indication of future performance. Blaze Software assumes no obligation to update forward-looking information in this press release.

About Blaze Software, Inc.

Blaze Software, Inc. is a leading provider of rules-based e-business software enabling adaptable and consistent personalized interaction across all contact points. The Blaze Advisor Solutions Suite, written entirely in the Java programming language, is designed to give e-business applications more personalized interaction for users, which can lead to greater customer retention, decreased costs, and increased sales. Blazed applications can be changed on the fly, allowing e-business offerings to respond to changing market conditions, business practices, and customer preferences. Blaze Software personalization solutions are constructed to be extended easily across contact points (Web, IVR, call centers) and across processes (customer, employee, partner and supplier).

Blaze Software powers e-business projects for more than 200 customers in the high technology, financial, insurance, manufacturing, telecommunications, and healthcare industries, and Blaze Software products are embedded in leading e-business software packages. Blaze Software offers complete support for implementations across extended enterprises and within software applications, including training, consulting, and integration services. Blaze Software is headquartered in San Jose, California, and maintains a global network of subsidiaries and resellers in North and South America, Europe, Australia, and Asia. For more information, visit www.blazesoft.com.

Blaze Software, Blaze Advisor, Blaze Advisor Solutions Suite, and Beyond Personalization are trademarks of Blaze Software, Inc. Java is a trademark of Sun Microsystems, Inc.

                           -FINANCIAL TABLES FOLLOW-

Blaze Software, Inc.
July 19, 2000/Page 4


                             BLAZE SOFTWARE, INC.
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                                      Three Months Ended
                                                                           June 30
                                                       ----------------------------------------------
                                                             2000                           1999
                                                       ---------------                ---------------
                                                          (unaudited)                    (unaudited)
Revenues:
  Product licenses                                      $        3,320                 $        1,394
  Services and maintenance                                       3,914                          1,926
                                                       ---------------                ---------------
Total revenues                                                   7,234                          3,320

Cost of revenues:
  Product licenses                                                  10                             10
  Services and maintenance                                       3,194                          1,187
                                                       ---------------                ---------------
Total cost of revenues                                           3,204                          1,197
                                                       ---------------                ---------------


Gross profit                                                     4,030                          2,123

Operating expenses:
  Research and development                                       1,902                          1,260
  Sales and marketing                                            5,959                          1,894
  General and administrative                                     1,838                            638
  Stock-based compensation                                       4,330                              -
                                                       ---------------                ---------------
Total operating expenses                                        14,029                          3,792
                                                       ---------------                ---------------


Operating loss                                                  (9,999)                        (1,669)

Interest income (expense), net                                   1,022                           (102)
                                                       ---------------                ---------------

Net loss from continuing operations before
income taxes                                                    (8,977)                        (1,771)

Provision for income taxes                                          (6)                           (12)
                                                       ---------------                ---------------

Net loss from continuing operations                     $       (8,983)                $       (1,783)
                                                       ===============                ===============

Basic and diluted net loss per common share
attributable to common stockholders                     $        (0.42)                $        (0.71)
                                                       ===============                ===============

Basic and diluted net loss per share from
continuing operations, excluding stock-based
compensation                                            $        (0.21)                $        (0.81)
                                                       ===============                ===============

Number of shares used in the calculation of
basic and diluted net loss per share                            21,864                          2,211


Basic and diluted pro forma loss per share from
continuing operations                                                                  $        (0.21)
                                                                                      ===============

Number of shares used in the calculation of pro
forma basic and diluted loss per share from
continuing operations                                                                           8,547

Blaze Software, Inc.
July 19, 2000/Page 5


                             BLAZE SOFTWARE, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)

                                                                      June 30,                 March 31,
                                                                        2000                     2000
                                                               -------------------       ------------------
                                                                    (unaudited)                  (a)
Assets
Current assets:
   Cash, cash equivalents and short-term investments                       $67,920                  $69,293
   Accounts receivable, net                                                  5,444                    4,939
   Other current assets                                                      1,973                    1,108
                                                               -------------------       ------------------
        Total current assets                                                75,337                   75,340

Property and equipment, net                                                  3,223                    1,933
Other assets                                                                 1,085                    1,086
                                                               -------------------       ------------------
                                                                           $79,645                  $78,359
                                                               ===================       ==================

Liabilities and stockholders' equity
Current liabilities:
   Accounts payable                                                        $   914                  $ 1,972
   Other accrued liabilities                                                 6,261                    7,446
   Short-term debt                                                             173                      176
   Deferred revenue                                                          2,485                    2,728
                                                               -------------------       ------------------
        Total current liabilities                                            9,833                   12,322

Long-term liabilities                                                          245                      268

Stockholders' equity                                                        69,567                   65,769
                                                               -------------------       ------------------
                                                                           $79,645                  $78,359
                                                               ===================       ==================


(a) Derived from audited financial statements.

Blaze Software, Inc.
July 19, 2000/Page 6

Filings with the Securities and Exchange Commission

Brokat plans to file a Registration Statement on Form F-4 with the SEC in connection with the proposed merger with Blaze Software. The Form F-4 will contain an exchange offer prospectus, a proxy statement for Blaze Software's special meeting and other documents. Blaze Software plans to mail the proxy statement/prospectus contained in the Form F-4 to its stockholders. The Form F-4 and proxy statement/prospectus will contain important information about Brokat, Blaze Software, the proposed Blaze-Brokat merger and related matters. Investors and stockholders should read the proxy statement/prospectus and the other documents filed with the SEC in connection with the proposed Blaze-Brokat merger carefully before they make any decision with respect to the proposed merger. A copy of the merger agreement with respect to the proposed Blaze-Brokat merger has been filed as an exhibit to Blaze Software's Form 8-K dated June 20, 2000. The Form F-4, the proxy statement/prospectus, the Form 8-K and all other documents filed with the SEC in connection with the transaction are available, or will be available when filed, free of charge at the SEC's web site at www.sec.gov. In addition, the proxy statement/prospectus, the Form 8-K and all other documents filed with the SEC in connection with the proposed Blaze-Brokat merger will be made available to investors free of charge by calling or writing to:

Brokat AG
Silke Simon
Head of Investor Relations
Industriestr.3
70565 Stuttgart, Germany
Phone: +49-711-78844 298
Email: Silke.Simon@Brokat.com

Blaze Software, Inc.
Scott Schroeder
Director of Investor Relations
150 Almaden Boulevard
San Jose, CA 95113
Phone:  877-IRBlaze (877-472-5293)
Email:  sschroeder@blazesoft.com

In addition to the Form F-4, the proxy statement/prospectus and the other documents filed with the SEC in connection with the proposed merger, Blaze Software is obligated to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the other public reference rooms in New York, New York and Chicago, Illinois.
Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Filings with the SEC also are available to the public from commercial document-retrieval services and at the web site maintained by the SEC at http//www.sec.gov.

Blaze Software, Inc.
July 19, 2000/Page 7

Solicitation of Proxies; Interests of Certain Persons in the Transaction

The identity of the people who, under SEC rules, may be considered "participants in the solicitation" of Blaze Software stockholders in connection with the proposed merger, and a description of their interests, is available in an SEC filing on Schedule 14A made by Blaze Software on June 21, 2000.

                                     # # #

      For more information on Blaze Software, Inc. at no cost, please call
                           877-IRBlaze (877-472-5293)

Blaze Software, Inc.
July 19, 2000/Page 8

Conference Call Script Outline

              BLAZE SOFTWARE - Q1 CONFERENCE CALL SCRIPT OUTLINE
                      CALL IS ON JULY 19, 2000 AT 1:30 PT

Introduction - Scott Schroeder

Good afternoon and thank you for joining us today on Blaze Software, Inc.'s conference call to discuss our first quarter results for fiscal 2001. This call is also being broadcast live over the web and can be accessed in the investor relations section of our website at www.blazesoft.com. With me on today's call
                                    -----------------
are Thomas F. Kelly, our chairman & chief executive officer, and Gary Shroyer, our chief financial officer.

After the market closed today, we issued a press release discussing the results for our first quarter ended June 30, 2000. If you would like a copy of the release you can access it on-line at the company's website at www.blazesoft.com
                                                              -----------------
or you can call our investor relations firm, the blueshirt group, at 415-217-7722 and they will gladly provide you with a copy.

We would like to remind you that during the course of this conference call, our management team will make forward-looking statements, including predictions and estimates that involve a number of risks and uncertainties. While these statements represent our current judgment on the future direction of the business, actual results may differ materially from expectations. We kindly refer you to our press release, issued today, and our annual report on Form 10-K for the year ended March 31, 2000, which is on file with the SEC, for important risk factors that can cause actual results to differ materially from those contained in any forward-looking statements. And now I'd like to turn the call over to Blaze's CFO, Gary Shroyer.

Financial - Gary Shroyer

Thanks, Scott. Good afternoon, and thank you for joining us today. We had another great quarter, which marked our 9th consecutive quarter of record revenue growth and as most of you are aware, it was also a momentous quarter in terms of our strategy to position Blaze for accelerated growth through a definitive agreement to be acquired by Brokat AG of Germany. I'm going to start us off today with a quick review of our financial highlights, and then I'll turn the call over to Tom who will further discuss our achievements during the quarter and Brokat's proposed combinations with us and GemStone, followed by a Q&A session.

For those of you, who may not have a copy of the press release, let me quickly review the financials. Revenues for the quarter were $7.2 million, representing a 118% increase over the first quarter of FY 2000, and a 12% increase over last quarter. License revenues were $3.3 million, or 46% of total revenue. Service and maintenance was $3.9 million, or 54% of total revenues. 76% of our revenue came from North America for the quarter.

As expected, our operating expenses, excluding the amortization of stock-based compensation, increased to $9.6 million, up from $8.8 million in the prior quarter, which reflects our continued investment in our sales, marketing and engineering infrastructure.

We incurred a net operating loss for the quarter. Excluding the amortization of stock-based compensation, the company's net loss from continuing operations for the quarter was $4.7 million, or $(.21) cents per share. This compares to a net loss from continuing operations of $1.8 million, or $(.21) cents per share, for the quarter ended June 30, 1999, and $4.8 million, or $(.28) cents per share, for the quarter ended March 31, 2000.

Blaze Software, Inc.
July 19, 2000/Page 9

Turning to the balance sheet, we ended the quarter with over $67 million in cash and short-term investments. The company's DSO was 68 days, which continues to be well within our target range. Deferred revenue totaled $2.4 million, which consists of technical support and maintenance agreements.

As of June 30/th/, our head count was 213 employees, which is an increase of 14 over the end of March.

Now, I would like to turn the call over to Tom for a discussion of the business.

Business - Thomas F. Kelly

Thanks, Gary. I am very pleased with our progress during the quarter as we continued to deliver on all of our prior commitments we discussed with everyone during the IPO process and prior conference calls. We created excellent reference accounts as we added new customers to the Blaze family, we entered into new strategic partnerships, we have expanded our product offerings and features, and we have continued to raise our visibility in the marketplace.

  - New customer wins

     . First Franklin (walk through example of what Blaze's solution solves for the loan-application process)

            Allows First Franklin's underwriters to search appropriate data for loan application processing, offer an approval decision, recommend other special conditions, and give reasons for declined applications.
            Underwriting decision can be rendered in real time.
            Routes application to most appropriate underwriter or loan processor for further execution
            Automatically requests credit report results, financial ratios, and additional assets and liabilities.
            Customers can query the status of their loan at any point in the application process through the Web interface.

     . Intraware (walk through solution)

            Intraware provides a complete software and services resource center for the IT professional with a comprehensive selection of research material, software and training choices, pricing options and software management services.
            Critical for Intraware to provide each customer with the products and services that match their unique business objectives. Using Blaze's rule-based technology, they can match recommendations, information, and service levels to customer preferences.

     .  Nationwide Insurance
     .  John Hancock Mutual Life Insurance
     .  Dimension Data

  - New Strategic Partners

     . We continued to expand our partnership program with the addition of Sun Microsystems & BEA. Additionally, we announced our solutions partner program with Macromedia, Autonomy, Interwoven, and Click Action.

Blaze Software, Inc.
July 19, 2000/Page 10

  - Enhancements to Blaze Technology

     .  New product: Blaze Advisor Innovator
            For the first time, gives business managers power to create and change the business policies and procedures that drive their e-business applications. Uses familiar business terms and their preferred Web browser & requires no training whatsoever, without having to disable applications to make changes. Enables developers to rapidly create point-and-click Web pages for non-technical people who control business processes.

     . Blaze Advisor Solutions Suite 3
            Richer development environment, faster performance, lower memory use, and the scalability to drive massive-scale B2B and B2C applications.

  - Greater Visibility for the Company and our Offerings

     .  Named to Software Magazine's Software 500
     .  Honored for CRM Excellence by Technology Mktg. Corp.
     . Listed as Accelerating 1-to-1 Innovator, one of the 34 personalization software vendors selected out of the 400 reviewed.
     . Advisor Innovator won Internet World Best of Show Award as best new marketing and customer service product.

Proposed acquisition by Brokat
------------------------------

  - Now to talk a little bit about our proposed acquisition by Brokat and the synergies we perceive in the combinations of Brokat with Blaze and GemStone in today's expanded electronic business marketplace. Our decision to merge with Brokat is consistent with our strategic objectives of providing the most robust and most complete solutions to our customers.

  - From our perspective, Brokat offers the most robust and complete e-services platform today in terms of interfacing with multiple touch points and legacy back-office architectures. We believe that the Rules Engine and Rule Management software solutions we have brought to the marketplace will fit beautifully into the Brokat architecture. We also share the highly scalable, J2EE Java commitment and interoperability with the Java application server included in the platform with the addition of GemStone.

  - On the conference call following the announcement of the proposed combination, I discussed our view of this opportunity from an employee, customer, partner and shareholder standpoint. Let me just briefly reiterate these synergies.

     . From an employee standpoint, there's virtually no overlap between the companies as Blaze and Gemstone are primarily U.S.-based companies with a majority of our revenues occurring in the U.S., while Brokat receives a much smaller percentage of its revenues from the U.S.

     . From a customer standpoint, we expect that the addition of sales and support offices worldwide will mean more convenient service, while complementary product offerings will allow one-stop shopping for complete, integrated e-business systems.

     . From a partner standpoint, we think systems integrators, VARs, and application vendors will appreciate the ability to add Brokat's more robust and complete Twister platform as a cornerstone for their customers' e-business applications.

Blaze Software, Inc.
July 19, 2000/Page 11

        For ISV's, this transaction would bring together what they have asked for: EJB and CORBA enterprise application server, multi-channel interaction, enterprise application integration, and enhanced CRM functionality.

     . Lastly, from a shareholder perspective, we believe that this combination gives us the opportunity to greatly enhance our value proposition in the marketplace as part of a complete, technologically robust e-services platform. This comprehensive offering, assuming we successfully leverage our combined customer base and sales forces, would enable us to more rapidly penetrate a broader customer audience and provides Blaze with immediate access to the international markets where Brokat is already well-established.

  - It is important to remember that Brokat plans to continue to sell Blaze's Rules products as independent software offerings, as well as, part of the integrated Twister platform. This would give partners, customers, and integrators more choices and options, rather than less.

  - Brokat plans to file a Registration Statement on Form F-4 with the SEC in connection with the proposed merger with Blaze Software. The Form F-4 will contain an exchange offer prospectus, a proxy statement for Blaze Software's special meeting and other documents. Blaze Software plans to mail the proxy statement/prospectus contained in the Form F-4 to its stockholders. The Form F-4 and proxy statement/prospectus will contain important information about Brokat, Blaze Software, the proposed Blaze-Brokat merger and related matters. Investors and stockholders should read the proxy statement/prospectus and the other documents filed with the SEC in connection with the proposed Blaze-Brokat merger carefully before they make any decision with respect to the proposed merger.

  - In summary, we are very excited about the proposition to be a part of a blueprint for e-businesses that goes beyond the patchwork approach to building complex e-commerce processes, by providing integrated e-business solutions that combine technology and business infrastructure with both vertical applications and a horizontal focus on channel integration.

  - Now I think its time to go ahead and ask the operator to open the call to your questions.

Q&A Session

The blueshirt group will be on a separate communications line with the operator to control the flow of questions. When there are no more questions, the operator will turn the call back over to management to make any closing remarks.

Forward-Looking Statements

The foregoing script outline contains forward-looking statements that relate to the proposed mergers of Blaze Software and GemStone with Brokat, including the synergies from the mergers and Blaze Software's view from an employee, partner, customer and shareholder standpoint, and Brokat's plans to continue to sell Blaze's products on a stand-alone as well as an integrated basis. These forward-looking statements involve risks and uncertainties, and actual results may differ materially from expectations. Blaze Software and Brokat may not realize any benefits from their proposed merger. Factors that could affect these forward-looking statements include the companies' ability to complete the merger, to successfully integrate their operations, technology (including their products) and employees, and to retain their employees, customers and strategic

Blaze Software, Inc.
July 19, 2000/Page 12

alliances. The contemporaneous timing of Brokat's merger with GemStone adds to the complexity and difficulty of managing these factors. Additional information on these and other risks and uncertainties related to the forward-looking statements is included in the sections titled "Risks Related to the Merger Agreement, Completion of the Merger and the Consequences of the Merger" and "Factors that May Affect Future Results" in Blaze Software's annual report on Form 10-K, which is on file with the Securities and Exchange Commission. Reported results should not be considered as an indication of future performance. Blaze Software assumes no obligation to update forward-looking information in this press release.

Filings with the Securities and Exchange Commission

Brokat plans to file a Registration Statement on Form F-4 with the SEC in connection with the proposed merger with Blaze Software. The Form F-4 will contain an exchange offer prospectus, a proxy statement for Blaze Software's special meeting and other documents. Blaze Software plans to mail the proxy statement/prospectus contained in the Form F-4 to its stockholders. The Form F-4 and proxy statement/prospectus will contain important information about Brokat, Blaze Software, the proposed Blaze-Brokat merger and related matters. Investors and stockholders should read the proxy statement/prospectus and the other documents filed with the SEC in connection with the proposed Blaze-Brokat merger carefully before they make any decision with respect to the proposed merger. A copy of the merger agreement with respect to the proposed Blaze-Brokat merger has been filed as an exhibit to Blaze Software's Form 8-K dated June 20, 2000. The Form F-4, the proxy statement/prospectus, the Form 8-K and all other documents filed with the SEC in connection with the transaction are available, or will be available when filed, free of charge at the SEC's web site at www.sec.gov. In addition, the proxy statement/prospectus, the Form 8-K and all other documents filed with the SEC in connection with the proposed Blaze-Brokat merger will be made available to investors free of charge by calling or writing to:

Brokat AG
Silke Simon
Head of Investor Relations
Industriestr.3
70565 Stuttgart, Germany
Phone: +49-711-78844 298
Email: Silke.Simon@Brokat.com

Blaze Software, Inc.
Scott Schroeder
Director of Investor Relations
150 Almaden Boulevard
San Jose, CA 95113
Phone:  877-IRBlaze (877-472-5293)
Email:  sschroeder@blazesoft.com

In addition to the Form F-4, the proxy statement/prospectus and the other documents filed with the SEC in connection with the proposed merger, Blaze Software is obligated to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information filed with the SEC at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the other public reference rooms in New York, New York and Chicago, Illinois.
Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms. Filings with the SEC also are available to the public from commercial document-retrieval services and at the web site maintained by the SEC at http//www.sec.gov.

Blaze Software, Inc.
July 19, 2000/Page 13

Solicitation of Proxies; Interests of Certain Persons in the Transaction

The identity of the people who, under SEC rules, may be considered "participants in the solicitation" of Blaze Software stockholders in connection with the proposed merger, and a description of their interests, is available in an SEC filing on Schedule 14A made by Blaze Software on June 21, 2000.